Exhibit 107.1

Calculation of Filing Fee Tables

Form S-3

(Form Type)

Blackboxstocks Inc.

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered	Proposed Maximum Offering Price Per Share	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
Newly Registered Securities
Fees to Be Paid	Equity	Common Stock, par value $0.0001 per share (1)	457(o)	(2)	(3)	-	-	-
Fees to Be Paid	Equity	Preferred Stock (1)	457(o)	(2)	(3)	-	-	-
Fees to Be Paid	Other	Warrants (1)	457(o)	(2)	(3)	-	-	-
Fees to Be Paid	Other	Units (1)	457(o)	(2)	(3)	-	-	-
Fees to Be Paid	Unallocated (Universal) Shelf	Unallocated (Universal) Shelf	457(o)	(2)	Unallocated (Universal) Shelf	$50,000,000.00	$0.0001531	$7,655.00

	Total Offering Amounts					$50,000,000.00		$7,655.00
	Total Fees Previously Paid							$0.00
	Total Fee Offsets							$0.00
	Net Fees Due							$7,655.00

(1)	Separate consideration may or may not be received for securities that are issuable upon the conversion or exercise of, or in exchange for, other securities offered hereby.
(2)

There are being registered hereunder such indeterminate number of shares of common stock and preferred stock, such indeterminate number of warrants to purchase common stock and/or preferred stock and such indeterminate number of units consisting of two or more types of securities to be sold by the Registrant from time to time at unspecified prices which shall have an aggregate initial offering price not to exceed $50,000,000. The securities registered for sale also include such indeterminate number of shares of common stock and preferred stock and amount of debt securities as may be issued upon conversion of or exchange for preferred stock that provide for conversion or exchange, upon exercise of warrants or pursuant to the antidilution provisions of any such securities. In addition, pursuant to Rule 416 under the Securities Act of 1933, as amended (the “Securities Act”), the shares being registered hereunder include such indeterminate number of shares of common stock and preferred stock as may be issuable with respect to the shares being registered hereunder as a result of stock splits, stock dividends or similar transactions.

(3)

The proposed maximum offering price per share will be determined, from time to time, by the Registrant in connection with the issuance by the Registrant of the securities registered hereunder and is not specified as to each class of security pursuant to Item 16(b) of Form S-3 under the Securities Act.